EXHIBIT 99.1

Pacific Financial Corporation Earnings Increase 7% to $1.1 Million for 1Q15 from 1Q14

ABERDEEN, Wash., April 28, 2015 (GLOBE NEWSWIRE) -- Pacific Financial Corporation (OTCQB:PFLC), the holding company for Bank of the Pacific today reported profits of $1.1 million for the first quarter of 2015, up 7% compared to $1.0 million for the first quarter a year ago. Profitability was propelled by strong loan growth, ongoing enhancements in credit quality, lower funding costs and an improved net interest margin. All results are unaudited.

"In the first quarter of 2015, we generated good loan growth, increased our deposit base, expanded our net interest margin and reduced our nonperforming assets," said Dennis A. Long, President & Chief Executive Officer of Pacific Financial Corporation. "The strength of the Western Washington and Oregon markets we serve is fueling the growth of our loan and deposit portfolios, and we are optimistic for the outlook for this year.

"Today, we filed with the Securities and Exchange Commission (SEC) to deregister Pacific Financial's common stock. After much research and deliberation, the Board of Directors unanimously decided to take this action because deregistering our stock will reduce the legal, accounting and administration costs associated with being an SEC reporting company," Long continued. "The advantages and benefits of deregistration for smaller companies, such as ours, far outweigh the benefits of being an SEC registrant. We estimate that we will ultimately save or eliminate in excess of $250,000 annually. In addition, this change will save hours of time and effort for both the board and the management team, which will allow us to devote more time to strategic initiatives dedicated to building our bank and serving our customers. Our shares will continue to trade on the OTCQB exchange under its existing stock symbol PFLC, and we will continue to provide full financial information to our shareholders every quarter."

First Quarter 2015 Highlights (as of, or for the period ended March 31, 2015, except as noted):

  Basic earnings per share (EPS) were $0.11 for both the first quarter of 2015 and the fourth quarter of 2014, and increased 10% from $0.10 for the first quarter of 2014.
  Net interest income grew 2% to $6.9 million for the first quarter of 2015, compared to $6.8 million for the fourth quarter of 2014, and grew 6% from $6.6 million for the first quarter a year ago.
  Net interest margin (NIM) expanded 14 basis points to 4.15% from 4.01% in the preceding quarter and declined 12 basis points compared to 4.27% for the first quarter of 2014. The expansion in NIM reflects greater levels of higher yielding loans. First quarter 2014 included one-time collection of interest from non-accrual loans.
  Total assets increased 2% to $762.1 million at March 31, 2015, compared to $744.8 million at December 31, 2014, and 6% from $717.4 million at March 31, 2014.
  Gross loans increased 2% to $572.8 million at March 31, 2015, compared to $563.1 million at December 31, 2014, and grew 11% from $518.6 million at March 31, 2014.
  Nonperforming assets (NPAs) declined to $8.0 million, or 1.05% of total assets, at March 31, 2015, compared to $10.1 million, or 1.36% of total assets in the preceding quarter, and $9.7 million, or 1.35% of total assets at March 31, 2014.
  Classified loans remained unchanged at $18.8 million, or 3.27% of gross loans, at March 31, 2015. Classified loans totaled $18.7 million, or 3.31% of gross loans at December 31, 2014, compared to $16.8 million, or 3.23% of gross loans at March 31, 2014.
  Net charge-offs totaled $129,000 for the first quarter 2015, compared to $2,000 in the preceding quarter and $71,000 for first quarter 2014. The ratio of loans on accruing status 30 – 89 days delinquent to total loans remained low at 0.12%, at March 31, 2015, compared to 0.23% for the preceding quarter and 0.15% for March 31, 2014.
  Allowance for loan losses ("ALLL") was 1.44% of gross loans at March 31, 2015, compared to 1.48% of gross loans at December 31, 2014, and 1.59% of gross loans at March 31, 2014. The decline in ALLL from the year ago quarter reflects the general improvement in credit metrics.
  The average cost of deposits and borrowings fell 1 basis point to 0.31% from the 0.32% in fourth quarter 2014, and dropped 3 basis points from 0.34% in first quarter 2014.
  Capital levels exceeded regulatory requirements for a well-capitalized financial institution, with a total risk-based capital ratio of 13.28%, a tier 1 leverage ratio of 10.01% and a common equity tier 1 ratio of 9.91% at quarter end.

"Our loan growth remained strong at 10% year-over-year and 2% on a linked quarter basis," said Denise Portmann, President & Chief Executive Officer of Bank of the Pacific. "In fact, total loan and commitment growth continued to be an area of strength for the bank, highlighted by our commercial and agricultural, and commercial real estate loans generated in Western Washington and Oregon, which accounted for over 60% of our loan portfolio.

"We are currently upgrading our web-based banking platform to provide a uniform user experience across all access channels to our customers," added Portmann. "Embracing this technology also supports our commitment to offering multiple ways our customers can use our bank at their convenience."

OPERATING RESULTS

Net interest income increased 2% from the linked quarter and grew 6% from the year ago quarter. "Our first quarter results are affected by a number of seasonal factors, particularly the slowdown of the tourism business in our coastal communities in Western Washington and Oregon during the winter and spring months. As our franchise becomes more diverse geographically, we expect less seasonal impact on our financial results," said Douglas N. Biddle, EVP & Chief Financial Officer. "In addition, this quarter has two fewer days of interest accruals than the previous quarter, impacting net interest income and other related performance metrics."

Net interest income for first quarter 2015 increased from the fourth quarter 2014 and from the first quarter in the prior year. This increase was primarily due to the growth in earning assets. Changes in the balance sheet mix also contributed to increases in net interest income during the period. Loan balances increased due to production generated predominately within the Company's primary market area of Western Washington and Oregon. Investment securities and fed funds sold continued to decline as a proportion of the balance sheet in first quarter 2015 due to the strong loan demand during the period. Funding costs declined further due to the shift in mix toward non-interest bearing and lower-cost deposits. As a result, the net interest margin improved during the quarter. Non-interest income was virtually unchanged from fourth quarter 2014, but up significantly from first quarter in the prior year. This was primarily from an increase in income associated with residential real estate lending due to stronger residential real estate sales and recent increase in refinancing activity in our markets.

PACIFIC FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, except per share data)
(UNAUDITED)

ASSETS
				Sequential	Year over
	March 31,	December 31,	March 31,	Quarter	Year
	2015	2014	2014	% Change	% Change
Cash and cash equivalents:
Cash and due from banks	$ 15,321	$ 14,782	$ 15,747	4%	-3%
Interest-bearing deposits in banks	12,282	16,255	19,872	-24%	-38%
Total cash and cash equivalents	27,603	31,037	35,619	-11%	-23%
Interest-bearing certificates of deposit (original maturities greater than 90 days)	2,727	2,727	2,727	0%	0%
Federal Home Loan Bank stock, at cost	2,865	2,896	2,985	-1%	-4%
Pacific Coast Bankers' Bank stock, at cost	1,000	1,000	--	0%	100%
Investment securities:
Investment securities available-for-sale, at fair market value
(amortized cost of $91,982, 86,907 and $95,966)	93,194	87,440	95,129	7%	-2%
Investment securities held-to-maturity, at amortized cost
(fair value of $1,832, $1,852 and $2,128)	1,815	1,829	2,110	-1%	-14%
Total investment securities	95,009	89,269	97,239	6%	-2%

Loans held-for-sale	10,780	5,786	7,997	86%	35%
Loans, net of deferred loan fees	572,783	563,099	518,552	2%	10%
Allowance for loan losses	(8,254)	(8,353)	(8,288)	-1%	0%
Loans, net	564,529	554,746	510,264	2%	11%

Premises and equipment, net of accumulated depreciation and amortization	16,165	16,303	16,706	-1%	-3%
Other real estate owned and foreclosed assets	1,124	999	2,386	13%	-53%
Accrued interest receivable	2,524	2,348	2,423	7%	4%
Cash surrender value of life insurance	18,863	18,742	18,349	1%	3%
Goodwill	12,168	12,168	12,168	0%	0%
Other intangible assets	1,430	1,439	1,471	-1%	-3%
Other assets	5,309	5,347	7,106	-1%	-25%

TOTAL ASSETS	$ 762,096	$ 744,807	$ 717,440	2%	6%

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand	$ 167,264	$ 165,760	$ 152,916	1%	9%
Interest-bearing demand and savings	374,429	354,611	342,008	6%	9%
Time deposits	115,419	118,683	125,532	-3%	-8%
Total deposits	657,112	639,054	620,456	3%	6%
Accrued interest payable	140	145	166	-3%	-16%
Long-term borrowings	11,416	11,453	10,000	0%	14%
Junior subordinated debentures	13,403	13,403	13,403	0%	0%
Other liabilities	5,888	8,269	4,820	-29%	22%
Total liabilities	687,959	672,324	648,845	2%	6%

Preferred Stock, par value none
5,000,000 shares authorized, none outstanding	--	--	--	0%	0%
Common Stock, par value $1
25,000,000 shares authorized, 10,380,492 shares issued and outstanding at 03/31/2015, 10,371,460 at 12/31/2014, and 10,182,083 at 03/31/2014	10,380	10,371	10,182	0%	2%
Additional paid-in-capital	43,056	42,991	41,852	0%	3%
Retained earnings	20,352	19,256	17,535	6%	16%
Accumulated other comprehensive income (loss)	349	(135)	(974)	359%	136%
Total shareholders' equity	74,137	72,483	68,595	2%	8%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 762,096	$ 744,807	$ 717,440	2%	6%

PACIFIC FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except per Share Data)
(UNAUDITED)

	For the Three Months Ended			Sequential	Year over
	March 31,	December 31,	March 31,	Quarter	Year
	2015	2014	2014	% Change	% Change
INTEREST AND DIVIDEND INCOME
Loans	$ 6,923	$ 6,805	$ 6,495	2%	7%
Deposits in banks and federal funds sold	20	26	21	-23%	-5%
Securities available for sale:
Taxable	301	287	337	5%	-11%
Tax-exempt	166	166	207	0%	-20%
Securities held to maturity:
Taxable	2	2	2	0%	0%
Tax-exempt	19	19	22	0%	-14%
FHLB & PCBB dividends	1	31	1	-97%	0%

Total interest and dividend income	7,432	7,336	7,085	1%	5%

INTEREST EXPENSE
Deposits:
Interest-bearing demand and savings	151	166	141	-9%	7%
Time	242	252	276	-4%	-12%
Long-term borrowings	56	57	53	-2%	6%
Junior subordinated debentures	60	61	60	-2%	0%

Total interest expense	509	536	530	-5%	-4%

Net interest income	6,923	6,800	6,555	2%	6%

LOAN LOSS PROVISION	30	100	--	-70%	100%

Net interest income after loan loss provision	6,893	6,700	6,555	3%	5%

NON-INTEREST INCOME
Service charges on deposit accounts	426	450	435	-5%	-2%
Net (loss) on sale of other real estate owned	(6)	(28)	(36)	79%	83%
Net gains from sales of loans	954	970	628	-2%	52%
Net gains on sales of securities available for sale	--	--	52	0%	-100%
Net other-than-temporary impairment	--	--	(45)	0%	100%
Earnings on bank owned life insurance	121	126	111	-4%	9%
Other operating income	478	503	463	-5%	3%

Total non-interest income	1,973	2,021	1,608	-2%	23%

NON-INTEREST EXPENSE
Salaries and employee benefits	4,578	4,494	4,055	2%	13%
Occupancy	522	512	506	2%	3%
Equipment	267	274	252	-3%	6%
Data processing	513	509	468	1%	10%
Professional services	168	108	196	56%	-14%
Other real estate owned write-downs	31	--	12	100%	158%
Other real estate owned operating costs	17	48	61	-65%	-72%
State taxes	102	103	97	-1%	5%
FDIC and state assessments	133	110	134	21%	-1%
Other non-interest expense	1,153	969	1,049	19%	10%

Total non-interest expense	7,484	7,127	6,830	5%	10%

INCOME BEFORE PROVISION FOR INCOME TAXES	1,382	1,594	1,333	-13%	4%

PROVISION FOR INCOME TAXES	286	473	305	-40%	-6%
Effective Tax Rate	20.69%	29.67%	22.88%

NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$ 1,096	$ 1,121	$ 1,028	-2%	7%

EARNINGS PER COMMON SHARE:
BASIC	$ 0.11	$ 0.11	$ 0.10	0%	10%
DILUTED	$ 0.10	$ 0.11	$ 0.10	-9%	0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	10,373,563	10,369,417	10,182,083
DILUTED	10,505,901	10,459,808	10,272,341

Noninterest Income

Noninterest income for first quarter 2015 was slightly lower compared to fourth quarter 2014, but up significantly from first quarter 2014. Service charge income on deposit accounts declined slightly, along with other miscellaneous sources of fee income, due to seasonal declines in economic activity.   Gains on sale of residential mortgage loans were unchanged compared to the linked quarter, but up significantly when compared to first quarter 2014. This was due to recent increases in residential real estate sales from continued improvement in the local economy. Refinancing activity also increased as a result of the recent decline in interest rates. In addition, gains on sales of securities were taken in the first quarter of 2014 for the purpose of adjusting the mix of securities to mitigate the impact of potential changes in market rates on the value of the portfolio. A small OTTI impairment charge was expensed during first quarter 2014 to reflect a reduction in fair value of a private-label CMO investment security.

Noninterest income
(Unaudited)
(Dollars in Thousands)

For The Three Months Ended
	March 31, 2015	December 31, 2014	$ Change	% Change	March 31, 2014	$ Change	% Change

Service charges on deposit accounts	$ 426	$ 450	$ (24)	-5%	$ 435	$ (9)	-2%
Net (loss) on sale of other real estate owned	(6)	(28)	22	79%	(36)	30	83%
Net gains from sales of loans	954	970	(16)	-2%	628	326	52%
Net gains on sales of securities available for sale	--	--	--	0%	52	(52)	-100%
Net other-than-temporary impairment	--	--	--	0%	(45)	45	100%
Earnings on bank owned life insurance	121	126	(5)	-4%	111	10	9%
Other operating income
Fee income	439	405	34	8%	364	75	21%
Annuity sales income	32	81	(49)	-60%	82	(50)	-61%
Other non-interest income	7	17	(10)	-59%	17	(10)	-59%
Total non-interest income	$ 1,973	$ 2,021	$ (48)	-2%	$ 1,608	$ 365	23%

Noninterest Expense

Noninterest expense for the three months ended March 31, 2015 was up compared to fourth quarter 2014. These increases were primarily due to annual increases in salary and health benefit plan expenses and other noninterest expense related to establishment of a reserve for unfunded commitments of $120,000. Professional services expenses increased due to a $70,000 one-time adjustment to accruals in fourth quarter 2014 related to an expected reduction in fees due to a change in external auditors.  Noninterest expense for first quarter 2015 also increased versus the three months ended March 31, 2014. This increase was primarily due to additional salary and benefit expense associated with the opening of our Salem, OR loan production office in the current quarter, increased commissions paid to residential real estate mortgage lenders reflecting higher production volume, and annual merit increases in salary and health benefit plan expenses.

Noninterest expense
(Unaudited)
(Dollars in Thousands)

For The Three Months Ended
	March 31, 2015	December 31, 2014	$ Change	% Change	March 31, 2014	$ Change	% Change

Salaries and employee benefits	$ 4,578	$ 4,494	$ 84	2%	$ 4,055	$ 523	13%
Occupancy	522	512	10	2%	506	16	3%
Equipment	267	274	(7)	-3%	252	15	6%
Data processing	513	509	4	1%	468	45	10%
Professional services	168	108	60	56%	196	(28)	-14%
Other real estate owned write-downs	31	--	31	100%	12	19	158%
Other real estate owned operating costs	17	48	(31)	-65%	61	(44)	-72%
State taxes	102	103	(1)	-1%	97	5	5%
FDIC and state assessments	133	110	23	21%	134	(1)	-1%
Other non-interest expense:
Director fees	71	79	(8)	-10%	56	15	27%
Communication	61	53	8	15%	37	24	65%
Advertising	96	104	(8)	-8%	78	18	23%
Professional liability insurance	22	20	2	10%	23	(1)	-4%
Amortization	83	95	(12)	-13%	95	(12)	-13%
Other non-interest expense	820	618	202	33%	760	60	8%
Total non-interest expense	$ 7,484	$ 7,127	$ 357	5%	$ 6,830	$ 654	10%

Income Taxes

The Company recorded an income tax provision for the three months ended March 31, 2015, December 31, 2014, and March 31, 2014. The amount of the provision for each period was commensurate with the estimated tax liability associated with the net income earned during the period.

As of March 31, 2015, the Company maintained a deferred tax asset balance of $2.9 million. The Company believes it will be fully utilized in the normal course of business, thus no valuation allowance is maintained against this asset.

LIQUIDITY

Cash and Cash Equivalents and Investment Securities
(Unaudited)
(Dollars in Thousands)
	March 31, 2015	% of Total	December 31, 2014	% of Total	$ Change	% Change	March 31, 2014	% of Total	$ Change	% Change

Cash and due from banks	$ 15,321	11%	$ 14,782	12%	$ 539	4%	$ 15,747	11%	$ (426)	-3%
Cash equivalents:
Interest-bearing deposits	12,282	10%	16,255	13%	(3,973)	-24%	19,872	15%	(7,590)	-38%
Interest-bearing certificates of deposit	2,727	2%	2,727	2%	--	0%	2,727	2%	--	0%
Total cash equivalents and certificate of deposits	30,330	23%	33,764	27%	(3,434)	-10%	38,346	28%	(8,016)	-21%

Investment securities:
Collateralized mortgage obligations: agency issued	42,108	34%	38,767	31%	3,341	9%	37,567	27%	4,541	12%
Collateralized mortgage obligations: non-agency issued	504	0%	527	0%	(23)	-4%	1,974	1%	(1,470)	-74%
Mortgage-backed securities: agency issued	12,136	9%	12,322	10%	(186)	-2%	13,182	10%	(1,046)	-8%
U.S. Government and agency securities	10,114	8%	8,056	6%	2,058	26%	9,828	7%	286	3%
State and municipal securities	30,147	23%	29,597	23%	550	2%	34,688	25%	(4,541)	-13%
FHLB Stock, at cost	2,865	2%	2,896	2%	(31)	-1%	2,985	2%	(120)	-4%
Pacific Coast Bankers' Bank stock, at cost	1,000	1%	1,000	1%	--	0%	--	0%	1,000	100%
Total investment securities	98,874	77%	93,165	73%	5,709	6%	100,224	72%	(1,350)	-1%

Total cash equivalents and investment securities	$ 129,204	100%	$ 126,929	100%	$ 2,275	2%	$ 138,570	100%	$ (9,366)	-7%

Total cash equivalents and investment securities as a % of total assets		17%		17%				19%

Liquidity remains strong based on the current level of combined cash equivalents and investment securities. In an effort to support our net interest income and margin, we reduced the cash equivalent portion of our liquidity holdings, while increasing the portion held in investment securities, since December 31, 2014, primarily through the purchase of U.S. government agency and government guaranteed mortgage-backed securities. The purchases were primarily of 10 and 15-year fully amortized U.S. agency mortgage-backed securities, for which we expect to have limited extension risk. We also purchased municipal securities rated AA or better with maturities generally ranging from 5 to 15 years during this period. The expected modified duration (adjusted for calls, consensus pre-payment speeds and rate adjustment dates) of the investment portfolio was 4.1 years at March 31, 2015, 4.1 years at December 31, 2014 and 4.2 years at March 31, 2014.

LOANS

Loans by category
(Unaudited)	March 31,	% of	December 31	% of	$		March 31,	% of	$
(Dollars in Thousands)	2015	Gross Loans	2014	Gross Loans	Change	% Change	2014	Gross Loans	Change	% Change

Commercial and agricultural	$ 119,095	20%	$ 120,517	22%	$ (1,422)	-1%	$ 101,971	20%	$ 17,124	17%
Real estate:
Construction and development	28,831	5%	26,711	5%	2,120	8%	30,765	6%	(1,934)	-6%
Residential 1-4 family	91,865	16%	92,965	16%	(1,100)	-1%	89,244	17%	2,621	3%
Multi-family	20,287	4%	18,541	3%	1,746	9%	18,982	4%	1,305	7%
Commercial real estate --- owner occupied	130,486	23%	125,632	22%	4,854	4%	112,771	22%	17,715	16%
Commercial real estate --- non owner occupied	116,095	20%	117,137	21%	(1,042)	-1%	119,803	23%	(3,708)	-3%
Farmland	21,898	4%	22,245	4%	(347)	-2%	22,940	4%	(1,042)	-5%
Consumer	45,411	8%	40,565	7%	4,846	12%	23,156	4%	22,255	96%
Gross loans	573,968	100%	564,313	100%	9,655	2%	519,632	100%	54,336	10%
Less: allowance for loan losses	(8,254)		(8,353)		99		(8,288)		34
Less: deferred fees	(1,185)		(1,214)		29		(1,080)		(105)
Loans, net	$ 564,529		$ 554,746		$ 9,783		$ 510,264		$ 54,265

Loan portfolio growth continues to be well diversified, with higher balances in most lending categories. The recent loan growth was generated predominately within our Western Washington and Oregon markets. The portfolio does include $33.2 million in purchased government-guaranteed commercial and commercial real estate loans. In addition, the portfolio contains $34.6 million in indirect consumer loans to finance luxury and classic cars as a part of a strategy to diversify the loan portfolio. These loans are to individuals with high credit scores and have exhibited very low loss experience to date. The Company manages new loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits.

DEPOSITS

Deposits
(Unaudited)
(Dollars in Thousands)	March 31, 2015	Percent of Total	December 31, 2014	Percent of Total	$ Change	March 31, 2014	Percent of Total	$ Change

Interest-bearing demand and money market	$ 291,083	44%	$ 274,614	42%	$ 16,469	$ 263,953	42%	$ 27,130
Savings	83,346	13%	79,997	13%	3,349	78,055	13%	5,291
Time deposits	115,419	18%	118,683	19%	(3,264)	125,532	20%	(10,113)
Total interest-bearing deposits	489,848	75%	473,294	74%	16,554	467,540	75%	22,308
Non-interest bearing demand	167,264	25%	165,760	26%	1,504	152,916	25%	14,348
Total deposits	$ 657,112	100%	$ 639,054	100%	$ 18,058	$ 620,456	100%	$ 36,656

Total deposits grew during first quarter 2015, a trend that continued from recent quarters. The current increase is due to recent success in acquiring business deposit relationships in conjunction with the growth in lending achieved over the past year. Time deposits declined as a percentage of total deposits in the most recent quarter versus the linked quarter and the like quarter last year. The combination of our efforts to reduce higher-cost time deposits through lowering interest rates paid and offering non-insured deposit products, when appropriate, has reduced the average rate paid on total deposits in first quarter 2015 from fourth quarter 2014 and the like quarter in 2014.

Total brokered deposits were $21.8 million at March 31, 2015, which included $1.4 million via reciprocal deposit arrangements. In addition, the Company's funding structure contains $11.4 million in borrowings from the Federal Home Loan Bank. "We view the prudent use of brokered deposits and borrowings to be an appropriate funding tool to support interest rate risk mitigation strategies," Douglas Biddle, Executive Vice President and Chief Financial Officer of Bank of the Pacific added.

CAPITAL

Pacific Financial Corporation, and its subsidiary Bank of the Pacific, met the thresholds to be considered "Well-Capitalized" under published regulatory standards for total risk-based capital, Tier 1 risk-based capital, Tier 1 common equity and Tier 1 leverage capital at March 31, 2015. Capital ratios have reduced slightly as compared to the linked quarter and the first quarter of 2014, primarily due to the successful execution of the Company's growth strategy and shift in the balance sheet mix to higher risk-weighted assets, such as loans.

The Federal Deposit Insurance Corporation ("FDIC") has established minimum requirements for capital adequacy for state non-member banks under the Basel III capital framework.  The Bank is required to comply with the new framework . On April 9, 2015, The Board of Governors of the Federal Reserve System ("Federal Reserve") issued a final rule to amend the Small Bank Holding Company Policy Statement. With this amendment, small bank holding companies, including Pacific Financial Corporation, will not be subject to Basel III capital rules. For illustrative purposes, Basel III framework capital ratios are displayed below for both the Company and the Bank. For more information on these topics and Basel III, see the discussions under the subheadings "Capital Adequacy" in the section "Business" included in Item 1 of the Company's 2014 Form 10-K.

The total risk based capital ratios of the Company include $13.4 million of junior subordinated debentures, all of which qualified as Tier 1 capital at March 31, 2015, under guidance issued by the Federal Reserve. As provided in the Dodd-Frank Act, the Company expects to continue to rely on these junior subordinated debentures as part of its regulatory capital.

The following table summarizes the capital measures of the Company and the Bank, respectively, at the dates listed below.

	March 31, 2015	December 31, 2014	Change	March 31, 2014	Change	Regulatory Minimum to be "Well Capitalized"*
						greater than or equal to
Pacific Financial Corporation
Actual amount
Total risk-based capital ratio	13.28%	13.61%	(0.33)	13.88%	(0.60)	10.5%
Tier 1 risk-based capital ratio	12.02%	12.36%	(0.34)	12.62%	(0.60)	8.5%
Common equity tier 1 ratio	9.91%	n/a	n/a	n/a	n/a	7.0%
Leverage ratio	10.01%	9.80%	0.21	10.02%	(0.01)	5.0%

Tangible common equity ratio	8.09%	8.05%	0.04	7.81%	0.28	n/a

Bank of the Pacific
Total risk-based capital ratio	13.21%	13.52%	(0.31)	13.93%	(0.72)	10.5%
Tier 1 risk-based capital ratio	11.96%	12.27%	(0.31)	12.67%	(0.71)	8.5%
Common equity tier 1 ratio	11.96%	n/a	n/a	n/a	n/a	7.0%
Leverage ratio	9.96%	9.73%	0.23	9.99%	(0.03)	5.0%

*: Includes Basel III Capital Conservation Buffer

PACIFIC FINANCIAL CORPORATION
(Dollars in Thousands, Except per Share Data)
(UNAUDITED)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Operations Data
Net interest income	$ 6,923	$ 6,800	$ 6,555
Provision for credit losses	30	100	--
Non-interest income	1,973	2,021	1,608
Non-interest expense	7,484	7,127	6,830
Provision for income taxes	286	473	305
Net income	$ 1,096	$ 1,121	$ 1,028

Net income per share:
Basic(1)	$ 0.11	$ 0.11	$ 0.10
Diluted(1)	0.10	0.11	0.10

Performance Ratios
Efficiency ratio(2)	84.13%	80.80%	83.67%
Return on average assets, annualized	0.59%	0.59%	0.59%
Return on average equity, annualized	6.05%	5.98%	6.12%

Balance Sheet Data
Total assets	$ 762,096	$ 744,807	$ 717,440
Loans, net	564,529	554,746	510,264
Total deposits	657,112	639,054	620,456
Total borrowings	24,819	24,856	23,403
Shareholders' equity	74,137	72,483	68,595
Book value per share(3)	7.14	6.99	6.74
Tangible book value per share(4)	5.83	5.68	5.91
Equity to assets ratio	9.73%	9.73%	9.56%

Asset Quality Ratios
Nonperforming loans to total loans	1.20%	1.62%	1.41%
Allowance for loan losses to total loans	1.44%	1.48%	1.59%
Allowance for loan losses to nonperforming loans	119.62%	91.54%	114.43%
Nonperforming assets to total assets	1.05%	1.36%	1.35%

(1) Net interest income divided by average shares outstanding
(2) Non-interest expense divided by the sum of net interest income and non-interest income
(3) Shareholder equity divided by shares outstanding
(4) Shareholder equity less intangibles divided by shares outstanding

Net Interest Margin

Net interest margin for first quarter 2015 increased as compared to fourth quarter and first quarter 2014, predominantly due to a shift in the mix of earning assets toward higher-yielding loans. The margin was also favorably impacted by the lower cost of interest bearing liabilities, as previously discussed. The growth in the proportion of noninterest bearing deposits over the past several quarters has supported the improvement in net interest margin as well. In first quarter 2014, loan yields and net interest margin were each enhanced by 7 basis points due to the collection of $108,000 in non-accrual interest. In addition to this one-time recapture of interest in 2014, we have been able to sustain loan yields while growing the loan portfolio. The improvement in yields on investment securities also contributed to the increase in net interest margin between the periods, partially due to the decline in amortization expense associated with the decrease in prepayment speeds of mortgage-backed securities during the current period. In addition, we reduced the proportion of lower yielding cash-equivalent investments and increased the proportion of relatively higher-yielding federal government guaranteed and municipal securities during the first quarter of 2015 when compared to the fourth quarter 2014, as noted above.

The following tables set forth information with regard to average balances of interest earning assets and interest bearing liabilities and the resultant yields or cost, net interest income, and the net interest margin on a tax equivalent basis. Loans held for sale and non-accrual loans are included in total loans.

(Dollars in Thousands) (Unaudited)
Average Interest Earning Balances:	For the Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014

	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
(Dollars in Thousands)
ASSETS:
Interest bearing certificate of deposit	$ 2,727	$ 10	1.49%	$ 2,727	$ 11	1.60%	$ 2,727	$ 11	1.64%
Interest bearing deposits in banks	17,857	10	0.23%	26,735	15	0.22%	17,954	11	0.25%
Investments - taxable	66,924	305	1.85%	66,466	320	1.91%	67,695	339	2.03%
Investments - nontaxable	28,525	279	3.97%	28,427	280	3.91%	32,770	347	4.29%
Gross loans (1)	567,788	6,911	4.94%	554,886	6,787	4.85%	511,200	6,492	5.15%
Loans held for sale	6,735	57	3.43%	7,306	66	3.58%	5,436	49	3.66%
Total interest earning assets	690,556	7,572	4.45%	686,547	7,479	4.32%	637,782	7,249	4.61%
Cash and due from banks	13,585			13,483			11,989
Bank premises and equipment (net)	16,314			16,414			16,806
Other real estate owned	1,059			1,063			2,565
Deferred fees	(1,169)			(1,172)			(1,137)
Allowance for loan losses	(8,387)			(8,306)			(8,388)
Other assets	40,808			40,142			41,129
Total assets	$ 752,766			$ 748,171			$ 700,746

LIABILITIES AND SHAREHOLDERS' EQUITY:

Interest-bearing deposits	$ 363,696	$ 151	0.17%	$ 351,653	$ 166	0.19%	$ 336,201	$ 141	0.17%
Time deposits	116,985	242	0.84%	118,624	252	0.84%	126,841	276	0.88%
FHLB borrowings	11,446	56	1.98%	11,466	57	1.97%	10,000	53	2.15%
Junior subordinated debentures	13,403	60	1.82%	13,403	61	1.81%	13,403	60	1.82%
Total interest bearing liabilities	505,530	509	0.41%	495,146	536	0.43%	486,445	530	0.44%
Non-interest-bearing deposits	167,391			172,002			140,980
Other liabilities	6,382			6,655			5,196
Equity	73,463			74,368			68,125
Total liabilities and shareholders' equity	$ 752,766			$ 748,171			$ 700,746

Net interest income (3)		$ 7,063			$ 6,943			$ 6,719
Net interest spread			4.04%			3.89%			4.17%
						2.00%			2.37%

Average yield on earning assets (2) (3)			4.45%			4.32%			4.61%
Interest expense to earning assets			0.30%			0.31%			0.34%
Net interest income to earning assets (2) (3)			4.15%			4.01%			4.27%

Average yield on investments (4)			2.11%			2.00%			2.37%
Cost of average interest bearing deposits			0.33%			0.35%			0.37%
Cost of average borrowings			1.89%			1.88%			1.96%
Cost of average total deposits and borrowings			0.31%			0.32%			0.34%
Cost of average interest bearing liabilities			0.41%			0.43%			0.44%

Reconciliation of Non-GAAP measure:
Tax Equivalent Net Interest Income

Net interest income		$ 6,923			$ 6,800			$ 6,555
Tax equivalent adjustment for municipal loan interest		45			48			46
Tax equivalent adjustment for municipal bond interest		95			95			118
Tax equivalent net interest income		$ 7,063			$ 6,943			$ 6,719

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.
Management believes that presentation of this non-GAAP measure provides useful information frequently used by shareholders in the evaluation of a company.
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

(1) Non-accrual loans of approximately $6.9 million at 03/31/15, $8.7 million at 12/31/2014, and $7.3 million for 03/31/2014 are included in the average loan balances.
(2) Loan interest income includes loan fee income of $219,000, $196,000, and $149,000 for the three months ended 03/31/2015, 12/31/2014, and 03/31/2014, respectively.
(3) Tax-exempt income has been adjusted to a tax equivalent basis at a 34% effective rate. The amount of such adjustment was an addition to recorded pre-tax income of $140,000, $143,000, and $164,000 for the three months ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively.
(4) Includes certificate of deposits, deposits in banks, and investments.

	For the Three Months Ended			For the Three Months Ended
	March 31, 2015 vs. December 31, 2014			March 31, 2015 vs. March 31, 2014
	Increase (Decrease) Due To			Increase (Decrease) Due To
(Dollars in Thousands) (Unaudited)			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
ASSETS:
Interest bearing certificate of deposit	$ --	$ (1)	$ (1)	$ --	$ (1)	$ (1)
Interest bearing deposits in banks	(5)	--	(5)	--	(1)	(1)
Investments - taxable	2	(17)	(15)	(4)	(30)	(34)
Investments - nontaxable	1	(2)	(1)	(45)	(23)	(68)
Gross loans	154	(30)	124	719	(300)	419
Loans held for sale	(5)	(4)	(9)	12	(4)	8
Total interest earning assets	$ 147	$ (54)	$ 93	$ 682	$ (359)	$ 323

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing deposits	$ 6	$ (21)	$ (15)	$ 12	$ (2)	$ 10
Time deposits	(3)	(7)	(10)	(21)	(13)	(34)
FHLB borrowings	--	(1)	(1)	8	(5)	3
Long-term borrowings	--	(1)	(1)	--	--	--
Total interest bearing liabilities	3	(30)	(27)	(1)	(20)	(21)
Net increase (decrease) in net interest income	$ 144	$ (24)	$ 120	$ 683	$ (339)	$ 344

SUMMARY AVERAGE BALANCE SHEETS

(Unaudited)
(Dollars in Thousands)
Averages for the Three Months Ended	March 31,	December 31,			March 31,
	2015	2014	$ Change	% Change	2014	$ Change	% Change
Assets:
Cash and due from banks	$ 13,585	$ 13,483	$ 102	1%	$ 11,989	$ 1,596	13%
Interest-bearing deposits in banks	17,857	26,735	(8,878)	-33%	17,954	(97)	-1%
Interest bearing certificate of deposit	2,727	2,727	--	0%	2,727	0	0%
Investment securities	95,449	94,893	556	1%	100,465	(5,016)	-5%

Loans, net of deferred loan fees	573,354	561,020	12,334	2%	515,499	57,855	11%
Allowance for loan losses	(8,387)	(8,306)	(81)	1%	(8,388)	1	0%
Net loans	564,967	552,714	12,253	2%	507,111	57,856	11%

Other assets	58,181	57,619	562	1%	60,500	(2,319)	-4%
Total assets	$ 752,766	$ 748,171	$ 4,595	1%	$ 700,746	$ 52,020	7%

Liabilities:
Total deposits	$ 648,072	$ 642,279	$ 5,793	1%	$ 604,022	$ 44,050	7%
Borrowings	24,849	24,869	(20)	0%	23,403	1,446	6%
Other liabilities	6,382	6,655	(273)	-4%	5,196	1,186	23%
Total liabilities	679,303	673,803	5,500	1%	632,621	46,682	7%

Equity:
Common equity	73,463	74,368	(905)	-1%	68,125	5,338	8%
Total equity	73,463	74,368	(905)	-1%	68,125	5,338	8%

Total liabilities and shareholders' equity	$ 752,766	$ 748,171	$ 4,595	1%	$ 700,746	$ 52,020	7%

ASSET QUALITY

At March 31, 2015, classified loans remained unchanged  as compared to December 31, 2014, but increased as compared to March 31, 2014. This increase is primarily due to the downgrade of a commercial and commercial real estate relationship totaling $4.8 million in second quarter 2014.  Nonperforming loans have continued to decline and are centered primarily in commercial real estate. Total 30-89 days delinquencies remain below 0.50%, mirroring the improvement in overall credit quality.

At March 31, 2015, total nonperforming assets were down compared to December 31, 2014 and March 31, 2014. Nonperforming assets also declined during this period in terms of percentage of total assets.  Reductions in nonperforming assets continued primarily through sales of OREO, as write-downs were minimal during the period as compared to March 31, 2014. Nonperforming assets as of March 31, 2014, include a $1.8 million commercial real estate loan supported 100% by a government guarantee.

Adversely classified loans and securities
(Unaudited)
(Dollars in Thousands)
	March 31, 2015	December 31, 2014	$ Change	% Change	March 31, 2014	$ Change	% Change

Rated substandard or worse, but not impaired	$ 9,265	$ 7,368	$ 1,897	26%	$ 6,842	$ 2,423	35%
Impaired	9,489	11,311	(1,822)	-16%	9,952	(463)	-5%
Total adversely classified loans¹	$ 18,754	$ 18,679	$ 75	0%	$ 16,794	$ 1,960	12%

Total investment securities²	$ 194	$ 199	$ (5)	-3%	$ 1,751	$ (1,557)	-89%

Gross loans (excluding deferred loan fees)	$ 573,968	$ 564,313	$ 9,655	2%	$ 519,632	$ 54,336	10%
Adversely classified loans to gross loans	3.27%	3.31%			3.23%
Allowance for loan losses	$ 8,254	$ 8,353	$ (99)	-1%	$ 8,288	$ (34)	0%
Allowance for loan losses as a percentage of adversely classified loans	44.01%	44.72%			49.35%
Allowance for loan losses to total impaired loans	86.98%	73.85%			83.28%
Adversely classified loans and securities to total assets	2.49%	2.53%			2.58%

¹Adversely classified loans are defined as loans having a well-defined weakness or weaknesses related to the borrower's financial capacity or to pledged collateral that may jeopardize the repayment of the debt. They are characterized by the possibility that the Bank may sustain some loss if the deficiencies giving rise to the substandard classification are not corrected. Note that any loans internally rated worse than substandard are included in the impaired loan totals.
²Adversely classified investment securities consist of one private label collateralized mortgage obligation (CMO) as of 03/31/2015 and 12/31/2014 and three private label CMOs as of 03/31/2014.

30-89 Days Past Due by type
(Dollars in Thousands)

	March 31, 2015	% of Category	December 31, 2014	% of Category	$ Change	% Change	March 31, 2014	% of Category	$ Change	% Change

Commercial and agricultural	$ 253	35.9%	$ --	0.0%	$ 253	100%	$ 32	4.1%	$ 221	691%
Real estate:
Construction and development	--	0.0%	18	2.1%	(18)	-100%	--	0.0%	--	0%
Residential 1-4 family	442	62.7%	605	71.9%	(163)	-27%	180	23.1%	262	146%
Multi-family	--	0.0%	--	0.0%	--	0%	--	0.0%	--	0%
Commercial real estate -- owner occupied	--	0.0%	--	0.0%	--	0%	309	39.6%	(309)	-100%
Commercial real estate -- non owner occupied	--	0.0%	--	0.0%	--	0%	251	32.2%	(251)	-100%
Farmland	--	0.0%	46	5.5%	(46)	-100%	--	0.0%	--	0%
Total real estate	$ 442		$ 669		$ (227)	-34%	$ 740		$ (298)

Consumer	10	1.4%	172	20.5%	(162)	-94%	8	1.0%	2	25%
Total loans 30-89 days past due, not in nonaccrual status	$ 705	100.0%	$ 841	100.0%	$ (136)	-16%	$ 780	100.0%	$ (75)	-10%

Delinquent loans to total loans, not in nonaccrual status	0.12%		0.23%				0.15%

Non-performing assets
(Unaudited)
(Dollars in Thousands)	March 31, 2015	December 31, 2014	$ Change	% Change	March 31, 2014	$ Change	% Change

Loans on nonaccrual status	$ 6,900	$ 8,716	$ (1,816)	-21%	$ 7,296	$ (396)	-5%
Loans past due greater than 90 days but not on nonaccrual status	--	409	(409)	-100%	--	--	0%

Total non-performing loans	6,900	9,125	(2,225)	-24%	7,296	(396)	-5%
Other real estate owned and foreclosed assets	1,124	999	125	13%	2,386	(1,262)	-53%

Total nonperforming assets	$ 8,024	$ 10,124	$ (2,100)	-21%	$ 9,682	$ (1,658)	-17%

Percentage of nonperforming assets to total assets	1.05%	1.36%			1.35%

OREO property disposition activities continued during first quarter 2015, while the level of additional real estate properties taken into the OREO portfolio continued to be nominal. During first quarter 2015, the Company sold one OREO property with a book value of $90,000. OREO valuation adjustments continue to be minimal. The largest balances in the OREO portfolio at the end of the quarter were attributable to commercial properties, followed by residential properties, all of which are located within our market area.

Other real estate owned and foreclosed assets
(Unaudited)
(Dollars in Thousands)
For the Three Months Ended	March 31, 2015	% of Category	December 31, 2014	% of Category	$ Change	% Change	March 31, 2014	% of Category	$ Change	% Change
Other real estate owned, beginning of period	$ 999	90%	$ 1,210	121%	$ (211)	-17%	$ 2,771	117%	$ (1,772)	-64%
Transfers from outstanding loans	219	19%	--	0%	219	100%	111	5%	108	97%
Proceeds from sales	(57)	-5%	(183)	-18%	126	-69%	(448)	-19%	391	-87%
Net (loss) on sales	(6)	-1%	(28)	-3%	22	-79%	(36)	-2%	30	-83%
Impairment charges	(31)	-3%	--	0%	(31)	-100%	(12)	-1%	(19)	158%
Total other real estate owned	$ 1,124	100%	$ 999	100%	$ 125	13%	$ 2,386	100%	$ (1,262)	-53%

Other real estate owned and foreclosed assets by type
(Unaudited)
(Dollars in Thousands)
	March 31, 2015	# of Properties	December 31, 2014	# of Properties	$ Change	% Change	March 31, 2014	# of Properties	$ Change	% Change

Construction, Land Dev & Other Land	$ 32	1	$ 35	1	$ (3)	-9%	$ 60	3	$ (28)	-47%
1-4 Family Residential Properties	219	2	--	--	219	0%	789	7	(570)	-72%
Nonfarm Nonresidential Properties	873	2	964	3	(91)	-9%	1,537	8	(664)	-43%
Total OREO by type	$ 1,124	5	$ 999	4	$ 125	13%	$ 2,386	18	$ (1,262)	-53%

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses continues to decline in concert with the general trend of reduced levels of classified loans, loan delinquencies and other relevant credit metrics. With the reduction in net charge-offs, changes in the loan portfolio composition over the past several years and overall improvement in credit quality, loss factors used in estimates to establish reserve levels have declined commensurately. Provision expense was made to the allowance for loan losses in first quarter 2015 and fourth quarter 2014 commensurate with the loan portfolio growth experienced during those periods. This included $120,000 expensed as other noninterest expense to establish a separate reserve for unfunded commitments, much of which had already been incorporated into the Company's allowance for loan losses valuation methodology. No provision expense was incurred in first quarter 2014.

For the quarter ended March 31, 2015, total net loan charge-offs were up slightly compared to the quarters ended December 31, 2014 and March 31, 2014, respectively. The charge-offs incurred in the current period were centered in various residential real estate and consumer loan relationships, none of which were of notable size.  The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter is modest, continuing the recent trends from previous quarters.

The overall risk profile of the loan portfolio continues to improve. However, the trend of future provision for loan losses will depend primarily on economic conditions, growth in the loan portfolio, level of adversely-classified assets, and changes in collateral values.

Allowance for Loan Losses
(Unaudited)
(Dollars in Thousands)
For the Three Months Ended	March 31, 2015	December 31, 2014	$ Change	% Change	March 31, 2014	$ Change	% Change

Gross loans outstanding at end of period	$ 573,968	$ 564,313	$ 9,655	2%	$ 519,632	$ 54,336	10%
Average loans outstanding, gross	$ 567,788	$ 554,886	$ 12,902	2%	$ 511,200	$ 56,588	11%
Allowance for loan losses, beginning of period	$ 8,353	$ 8,255	$ 98	1%	$ 8,359	$ (6)	0%
Charge-offs
Commercial	--	--	--	0%	(17)	17	-100%
Commercial Real Estate	(8)	(10)	2	-20%	(7)	(1)	14%
Residential Real Estate	(86)	(24)	(62)	258%	(40)	(46)	115%
Consumer	(64)	(20)	(44)	220%	(18)	(46)	256%
Total charge-offs	(158)	(54)	(104)	193%	(82)	(76)	93%
Recoveries
Commercial	6	2	4	200%	1	5	500%
Commercial Real Estate	3	44	(41)	-93%	5	(2)	-40%
Residential Real Estate	9	5	4	80%	4	5	125%
Consumer	11	1	10	1,000%	1	10	1,000%
Total recoveries	29	52	(23)	-44%	11	18	164%
Net charge-offs	(129)	(2)	(127)	6,350%	(71)	(58)	82%
Provision charged to income	30	100	(70)	-70%	--	30	100%
Allowance for loan losses, end of period	$ 8,254	$ 8,353	$ (99)	-1%	$ 8,288	$ (34)	0%
Ratio of net loans charged-off to average gross loans outstanding, annualized	0.09%	0.00%	0.09%	100%	0.06%	0.03%	50%
Ratio of allowance for loan losses to gross loans outstanding	1.44%	1.48%	-0.04%	-3%	1.59%	-0.15%	-9%

ABOUT PACIFIC FINANCIAL CORPORATION

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in western Washington and Oregon. As of March 31, 2015, the Company had total assets of $762 million and operates seventeen branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit, Clark and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of DuPont and Burlington in Washington and Salem, Oregon. Visit the Company's website at www.bankofthepacific.com.   Member FDIC.

Cautions Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other laws, including all statements in this release that are not historical facts or that relate to future plans or events or projected results of Pacific Financial Corporation ("Company") and its wholly-owned subsidiary, Bank of the Pacific ("Bank"). These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected, anticipated or implied. These risks and uncertainties include various risks associated with growing the Bank and expanding the services it provides, successfully completing and integrating the acquisition of new branches and development of new business lines and markets, competition in the marketplace, general economic conditions, changes in interest rates, extensive and evolving regulation of the banking industry, and many other risks described in the Company's filings with the Securities and Exchange Commission. The most significant of these uncertainties are described in the Company's Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which readers of this release are encouraged to review. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

CONTACT: DENNIS LONG, PRESIDENT & CEO
         DENISE PORTMANN, PRESIDENT & CEO-
         BANK OF THE PACIFIC
         DOUGLAS BIDDLE, EVP & CFO
         360.537.4061

         The Cereghino Group
         IR CONTACT: 206-388-5785